Exhibit (a)(1)
PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC
LIMITED LIABILITY COMPANY AGREEMENT
     THIS LIMITED LIABILITY COMPANY AGREEMENT of Partners Group Private Equity (Master Fund), LLC (the “Fund”) is dated and effective as of ___, 2009 by and among Partners Group (USA) Inc., each member of the Board of Managers of the Fund, and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a Member.
W I T N E S S E T H :
     WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of August 4, 2008 and filed with the Secretary of State of the State of Delaware on August 4, 2008;
     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
     The following definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement:
     Section 1.1 “Accounting Period” means the period beginning upon the commencement of operations of the Fund and, thereafter, each period beginning on the day after the last day of the preceding Accounting Period and ending on the first to occur of the following: (i) the last day of each calendar month; (ii) the last day of each taxable year of the Fund; (iii) the day preceding the effective date on which a contribution of capital is made to the Fund; (iv) the Valuation Date with respect to any repurchase of an Interest or portion thereof by the Fund, or the day preceding the effective date of any redemption of any Interest or portion thereof of any Member or the complete withdrawal by a Member; (v) the day preceding the day on which a substituted Member is admitted to the Fund; or (vi) the effective date on which any amount is credited to or debited from the Capital Account of any Member other than an amount to be credited to or debited from the Capital Accounts of all Members in accordance with their respective Investment Percentages. The Fund’s final Accounting Period shall end on the effective date of the dissolution of the Fund.
     Section 1.2 “Administration Agreement” means the administration agreement entered into between the Administrator and the Fund under which the Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.
     Section 1.3 “Administration Fee” means the fee paid to the Administrator for its services out of the Fund’s assets.

     Section 1.4 “Administrator” means UMB Fund Services, Inc., or any person who may hereafter, directly or indirectly, succeed or replace UMB Fund Services, Inc. as the administrator of the Fund.
     Section 1.5 “Adviser” means Partners Group (USA) Inc., or any person who may hereafter directly or indirectly, succeed or replace Partners Group (USA) Inc. as investment adviser of the Fund.
     Section 1.6 “Advisers Act” means the Investment Advisers Act of 1940, as amended and the rules, regulations and orders thereunder from time to time, or any successor law.
     Section 1.7 “Affiliate” means “affiliated person” as such term is defined in the Investment Company Act.
     Section 1.8 “Agreement” means this Limited Liability Company Agreement, as amended or restated from time to time.
     Section 1.9 “Allocation Period” means, as to each Member, the period commencing on the admission of such Member to the Fund and, thereafter, each period commencing as of the day following the last day of the preceding Allocation Period with respect to such Member, and ending on the first to occur of the following: (i) the last day of each calendar quarter; (ii) the date of a final distribution pursuant to Section 6.2 hereof; (iii) the Valuation Date with respect to any repurchase of the Interest or a portion thereof of such Member, or the day preceding the effective date of any redemption of any Interest or portion thereof of any Member or the complete withdrawal by a Member; (iv) the day preceding the day as of which the Fund admits as a substituted Member a person to whom the Interest or a portion thereof of such Member has been Transferred; or (v) the day as of which the status of the Adviser is terminated pursuant to Section 4.1 hereof.
     Section 1.10 “Board of Managers” means the Board of Managers established pursuant to Section 2.6 hereof.
     Section 1.11 “Capital Account” means, with respect to each Member, the capital account established and maintained on behalf of such Member pursuant to Section 5.3 hereof. The Incentive Allocation Account is not a Capital Account
     Section 1.12 “Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.
     Section 1.13 “Certificate” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.
     Section 1.14 “Code” means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

     Section 1.15 “Confidential Information” shall have the meaning set forth in Section 8.10.
     Section 1.16 “Delaware Act” means the Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.
     Section 1.17 “Discount Repurchase Offer” shall have the meaning set forth in Section 4.6(d).
     Section 1.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.
     Section 1.19 “Expiration Date” means a date set by the Board of Managers occurring no sooner than 20 business days after the commencement date of a repurchase offer, provided that such Expiration Date may be extended by the Board of Managers in its sole discretion.
     Section 1.20 “Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations described under Section 3.7 of this Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of Members (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.
     Section 1.21 “Final Payment” shall have the meaning set forth in Section 4.6.
     Section 1.22 “Fiscal Year” means the period beginning on the commencement of operations of the Fund and ending on the first March 31 following such date, and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall designate another fiscal year for the Fund.
     Section 1.23 “Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.
     Section 1.24 “Fund” means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.
     Section 1.25 “Incentive Allocation” means, with respect to any Member for any Allocation Period, 10% of the Member’s allocable share of the Net Profits of the Fund (taking into account any unrealized appreciation or depreciation of investments, but without giving effect to the Incentive Allocation and any item not charged ratably to all Members) for the Allocation Period, if any, over the then balance of the Member’s Loss Recovery Account, appropriately adjusted for any partial repurchases or partial transfers of such Member’s Interest. The Incentive Allocation Account is not assessed an Incentive Allocation.

     Section 1.26 “Incentive Allocation Account” means an account established and maintained on behalf of the Adviser, solely for the purpose of being allocated the Incentive Allocation, pursuant to Section 5.3(e) hereof, to which amounts are credited under Section 5.7(a) hereof.
     Section 1.27 “Independent Managers” means those Managers who are not “interested persons” of the Fund as such term is defined in the Investment Company Act.
     Section 1.28 “Initial Closing Date” means the first date on or as of which a Member other than Partners Group is admitted to the Fund.
     Section 1.29 “Initial Payment” shall have the meaning set forth in Section 4.6.
     Section 1.30 “Interest” means the entire ownership interest in the Fund at any particular time of a Member, including Partners Group, or other person to whom an Interest or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act. Notwithstanding the foregoing, in the event that the Fund establishes multiple Capital Accounts for a single Member pursuant to Section 5.3(f) hereof, the term “Interest” shall, with respect to such Member, refer separately, where the context so requires, to each portion of its ownership interest in the Fund represented by each such Capital Account as if it were held by a separate Member.
     Section 1.31 “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.
     Section 1.32 “Investment Management Agreement” means the investment management agreement entered into between the Fund and the investment adviser of the Fund, as amended or restated from time to time.
     Section 1.33 “Investment Percentage” means as of any date of determination a percentage established for each Capital Account on the Fund’s books, determined by dividing the balance of such Capital Account as of such date of determination by the sum of the balances of all Capital Accounts of all Members as of such date of determination.
     Section 1.34 “Losses” shall have the meaning set forth in Section 3.7.
     Section 1.35 “Loss Recovery Account” means a memorandum account to be maintained by the Fund with respect to each Member (other than Partners Group with respect to its interest in the Incentive Allocation Account), which shall have an initial balance of zero and which shall be adjusted as follows: (i) the account shall be increased after the close of each Allocation Period by the amount of the Member’s allocable share of the Net Losses of the Fund for such Allocation Period; and (ii) the account shall be decreased (but not below zero) after the close of each Allocation Period by the amount of the Member’s allocable share of the Net Profits of the Fund for such Allocation Period. Any positive balance of the Loss Recovery Account shall be reduced as the result of a repurchase or Transfer with respect to the Member’s Interest or portion thereof in the Fund in proportion to the reduction of the Member’s Capital Account attributable to the repurchase or Transfer. A transferee of an Interest shall not succeed to all or any portion of the transferor’s Loss Recovery Account, provided that in the case of a Transfer in which the transferee shall have the same beneficial owner or beneficial owners as the transferor, the transferee shall succeed to the Loss Recovery Account (or portion thereof) attributable to the Interest or portion thereof transferred.
     Section 1.36 “Manager” means each natural person who serves on the Board of Managers and any other natural person who, from time to time, pursuant to the terms of this Agreement shall serve on the Board of Managers. Each Manager shall constitute a “manager” of the Fund within the meaning of the Delaware Act.
     Section 1.37 “Member” means any person who shall have been admitted to the Fund as a member in such person’s capacity as a member of the Fund. For purposes of the Delaware Act, the Members shall constitute a single class or group of members.
     Section 1.38 “Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. For purposes of clarification, amounts in the Incentive Allocation Account are not included in Net Asset Value.
     Section 1.39 “Net Profit” or “Net Loss” means the amount by which the Net Asset Value on the last day of an Accounting Period exceeds (in the case of Net Profit) or is less than (in the case of Net Loss) the Net Asset Value as of the commencement of the same Accounting Period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses), such amount to be adjusted to exclude any changes in the Net Asset Value that are attributable to any items to be allocated among the Capital Accounts of the Members on a basis which is not in accordance with the Members’ respective Investment Percentages.
     Section 1.40 “Organizational Expenses” means the expenses incurred by the Fund in connection with its formation, its initial registration as an investment company under the Investment Company Act, and the initial offering of Interests.
     Section 1.41 “Organizational Member” means Partners Group.
     Section 1.42 “Partners Group” means Partners Group (USA) Inc.
     Section 1.43 “Person” or “person” means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.
     Section 1.44 “Placement Agent” means Foreside Fund Services, LLC, or any person who may hereafter directly or indirectly succeed or replace Foreside Fund Services, LLC as the placement agent of the Fund.
     Section 1.45 “Placement Agent Agreement” means the placement agent agreement entered into between the Placement Agent and the Fund, as amended or restated from time to time.

     Section 1.46 “Portfolio Fund” means a pooled investment vehicle or registered investment company.
     Section 1.47 “Portfolio Fund Manager” means a portfolio manager of a Portfolio Fund.
     Section 1.48 “Portfolio Fund Payment Date” shall have the meaning set forth in Section 4.6(e).
     Section 1.49 “Promissory Note” shall have the meaning set forth in Section 4.6(d).
     Section 1.50 “Repurchase Date” means the day after the Valuation Date.
     Section 1.51 “Securities” means securities (including, without limitation, equities, debt obligations, options, other “securities” as that term is defined in Section 2(a)(36) of the Investment Company Act), and other financial instruments of United States and non-U.S. entities and commodities, including, without limitation, capital stock; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements including brokerage account agreements relating to or securing such transactions; equipment lease certificates, equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end registered and unregistered investment companies; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.
     Section 1.52 “Securities Transactions” shall have the meaning set forth in Section 2.5.
     Section 1.53 “Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest; verbs, adverbs or adjectives such as “Transfers,” “Transferred” and “Transferring” shall have correlative meanings.
     Section 1.54 “Valuation Date” means a date on which the value of Interests being repurchased will be determined by the Board of Managers in its sole discretion and which date shall be approximately 65 days, but in no event earlier than 60 days, after the Expiration Date for such repurchase.

     Section 1.55 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.
ARTICLE II
ORGANIZATION; ADMISSION OF MEMBERS; BOARD OF MANAGERS
     Section 2.1 Formation of Limited Liability Company. The Organizational Member and any other person designated by the Board of Managers are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board of Managers shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.
     Section 2.2 Name. Subject to the limited license granted under the Investment Management Agreement, the name of the Fund shall be “Partners Group Private Equity (Master Fund), LLC” or such other name as the Board of Managers hereafter may adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board of Managers.
     Section 2.3 Principal and Registered Office. The Fund shall have its principal office, c/o Partners Group (USA) Inc., at 450 Lexington Avenue, 39th Floor, New York, NY 10017, or at such other place designated from time to time by the Board of Managers. The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and shall have the Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers in accordance with the Delaware Act.
     Section 2.4 Duration. The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.
     Section 2.5 Business of the Fund.
     (a) The business of the Fund is (i) to, directly or through the purchase of interests in Portfolio Funds, purchase, sell (including short sales), invest and trade in Securities (collectively, “Securities Transactions”) and (ii) to engage in any financial or derivative transactions relating thereto or otherwise and to exercise such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act. The officers of the Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out the Fund’s objectives or business.
     (b) The Fund shall operate as a closed-end management investment company in accordance with the Investment Company Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.
     Section 2.6 The Board of Managers.
     (a) Prior to the Initial Closing Date, the Organizational Member may, in its sole discretion, designate and elect persons to serve as Managers on the Board of Managers. Following the effectiveness of this Agreement, each Manager shall agree to be bound by all of the terms of this Agreement applicable to Managers. The Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Members, designate as a Manager any person who shall agree to the provisions of this Agreement pertaining to the obligations of Managers. The number of Managers shall be fixed from time to time by the Board of Managers.
     (b) Each Manager shall serve as a Manager for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the Investment Company Act, so long as immediately after such appointment at least two-thirds of the Managers then serving would have been elected by the Members. The Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so when required by the Investment Company Act, within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board of Managers.
     (c) In the event that no Manager remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.
     Section 2.7 Members. The Board of Managers may admit one or more Members as of the beginning of each calendar month or at such other times as the Board of Managers may determine. A Person may be admitted to the Fund as a Member without having signed this Agreement. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member. The Board of Managers, in its sole and absolute discretion, may reject requests to purchase Interests in the Fund. The Board of Managers may, in its sole discretion, suspend or terminate the offering of the Interests at any time. The books and records of the Fund shall be revised to reflect the name and Capital Contribution of each Member that is admitted to the Fund.
     Section 2.8 Interests in the Incentive Allocation Account. Upon signing this Agreement, the Adviser or an Affiliate of the Adviser shall be entitled to an Interest in the Fund in the Incentive Allocation Account, subject to due approval, in accordance with the requirements of the Investment Company Act, of the Investment Management Agreement by the Members and the Board of Managers of the Fund. The Interest of the Adviser in the Incentive Allocation Account shall be non-voting. If at any time the Investment Management Agreement between the Fund and the Person then serving as investment adviser to the Fund terminates, the Board of Managers shall be entitled to transfer the Interest in the Fund in the Incentive Allocation Account, upon its signing this Agreement, to such Person as may be retained by the Fund to provide investment advisory services pursuant to an investment management agreement (or one of its Affiliates that such Person designates), subject to the due approval of such investment management agreement in accordance with the requirements of the Investment Company Act.
     Section 2.9 Organizational Member. The initial Capital Contribution to the Fund by the Organizational Member shall be represented by an Interest. Upon the admission to the Fund of any additional Member pursuant to Section 2.7, the Organizational Member shall be entitled to the return of all or a portion of its Capital Contribution, if any, without interest or deduction, and to withdraw from the Fund.
     Section 2.10 Both Managers and Members. A Member may at the same time be a Manager and a Member, or the Adviser and a Member, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.
     Section 2.11 Limited Liability. Except as otherwise provided under applicable law or in this Agreement, each Member will be liable for the debts, obligations and liabilities of the Fund only to the extent of its Capital Account balance. To the fullest extent permitted under applicable law, the Managers and the Adviser shall not be liable for the Fund’s debts, obligations and liabilities.
ARTICLE III
MANAGEMENT
     Section 3.1 Management and Control.
     (a) Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Manager of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Managers are elected by the Members or the Fund is dissolved in accordance with Section 6.1. The Managers may make Capital Contributions and maintain their own Interests in the Fund. Nothing herein shall prohibit a Manager from being a Member.
     (b) Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.
     (c) The Board of Managers may delegate to any Person, including without limitation the officers of the Fund designated pursuant to Section 3.2(c), the Adviser or any committee of the Board of Managers, any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law.
     Section 3.2 Actions by the Board of Managers.
     (a) Unless otherwise provided in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the Investment Company Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the Investment Company Act, in person or by telephone) or (ii) by the written consent of a majority of the Managers without a meeting, if permissible under the Investment Company Act.
     (b) The Board of Managers may designate from time to time a chairman who shall preside at all meetings. Meetings of the Board of Managers may be called by the chairman, the president of the Fund, or any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the Investment Company Act. A majority of the Managers then in office shall constitute a quorum at any meeting.

     (c) The Board of Managers may designate from time to time agents and employees of the Fund or other Persons, including without limitation employees of the Adviser or its Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Fund with such titles as the Board of Managers shall determine.
     Section 3.3 Meetings of Members.
     (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Managers or by Members holding a majority of the total number of votes eligible to be cast by all Members as determined pursuant to clause (b) of this Section 3.3, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.
     (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Investment Percentage (expressed as a numeral to the third decimal place). The Board of Managers shall establish a record date not less than 10 nor more than 120 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.
     (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     Section 3.4 Custody of Assets of the Fund. The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the Advisers Act.
     Section 3.5 Other Activities.
     (a) None of the Managers shall be required to devote his or her full time to the affairs of the Fund, but each shall devote such time as may reasonably be required to perform his or her obligations under this Agreement.
     (b) Any Member, Manager, the Adviser or any of their Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as managers, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No other Member or Manager shall have any rights in or to such activities, or any profits derived therefrom.
     Section 3.6 Duty of Care.
     (a) No Manager, former Manager, officer or former officer of the Fund shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance or gross negligence involved in the conduct of such person’s office or as otherwise required by applicable law.
     (b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any other Member or third parties only as required by the Delaware Act or otherwise provided in this Agreement.
     Section 3.7 Indemnification.
     (a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law. Any manager of the Fund appointed by the Organizational Member prior to the effectiveness of this Agreement shall be deemed to be a “Manager” for purposes of this Section 3.7.
     (b) Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.
     (c) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.
     (d) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.

     (e) In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).
     (f) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.
     (g) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.
     (h) To the extent permitted by applicable law, the Adviser, the Placement Agent and the Administrator, and any other party serving as the investment adviser, the placement agent or administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Investment Management Agreement, the Placement Agent Agreement, the Administration Agreement or any agreement between any such party and the Fund.
     Section 3.8 Fees, Expenses and Reimbursement.
     (a) Subject to applicable law, the Adviser shall be entitled to receive such fees per services provided to the Fund as may be agreed to by the Adviser and the Fund pursuant to the Investment Management Agreement or such other agreements relating to such services.
     (b) The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Adviser or any of its Affiliates for his or her services hereunder. In addition, the Fund shall reimburse the Managers for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.
     (c) The Fund shall bear all expenses incurred in its business or operations, other than those specifically assumed by another person. Expenses to be borne by the Fund include, but are not limited to, the following:
          (i) fees and expenses in connection with the organization of the Fund and the offering and issuance of the Interests;

          (ii) all fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund’s rights in respect of such investments;
          (iii) quotation or valuation expenses;
          (iv) the Investment Management Fee and the Administration Fee;
          (v) brokerage commissions;
          (vi) interest and fees on any borrowings by the Fund;
          (vii) professional fees (including, without limitation, expenses of consultants, experts and specialists);
          (viii) research expenses;
          (ix) fees and expenses of outside tax or legal counsel (including fees and expense associated with the review of documentation for prospective investments by the Fund), including foreign counsel;
          (x) accounting, auditing and tax preparation expenses;
          (xi) fees and expenses in connection with repurchase offers and any repurchases or redemptions of Interests;
          (xii) taxes and governmental fees (including tax preparation fees);
          (xiii) fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund;
          (xiv) all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund;
          (xv) bank service fees;
          (xvi) costs and expenses relating to the amendment of this Agreement or the Fund’s other organizational documents;
          (xvii) expenses of preparing, amending, printing, and distributing confidential memoranda, Statements of Additional Information (and any supplements or amendments thereto), reports, notices, websites, other communications to Members, and proxy materials;
          (xviii) expenses of preparing, printing, and filing reports and other documents with government agencies;

          (xix) expenses of Members’ meetings, including the solicitation of proxies in connection therewith;
          (xx) expenses of corporate data processing and related services;
          (xxi) Member recordkeeping and Member account services, fees, and disbursements;
          (xxii) expenses relating to investor and public relations;
          (xxiii) fees and expenses of the members of the Board of Managers who are not employees of the Adviser or its Affiliates;
          (xxiv) insurance premiums;
          (xxv) Extraordinary Expenses; and
          (xxvi) all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.
     The Adviser and each of its Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that they pay on behalf of the Fund.
     (d) The Fund may, alone or in conjunction with the Adviser, its Affiliates or any investment vehicles or accounts for which the Adviser or any Affiliate of the Adviser acts as general partner, managing member or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.
ARTICLE IV
TERMINATION OF INTEREST IN THE INCENTIVE ALLOCATION ACCOUNT, TERMINATION OF STATUS OF THE ADVISER AND MANAGERS
     Section 4.1 Termination of the Adviser’s Interest in the Incentive Allocation Account. The Interest of the Adviser (or any Affiliates designated as its successor in such capacity) in the Incentive Allocation Account shall terminate if the Investment Management Agreement terminates and the Fund does not enter into a new investment management agreement with the Adviser or one of its Affiliates, effective as of the date of such termination. Upon the termination of the Interest of the Adviser (or any Affiliate of the Adviser designated as its successor in such capacity) in the Incentive Allocation Account, the Adviser (or any applicable Affiliate) shall be entitled to withdraw the balance in the Incentive Allocation Account in accordance with Section 5.7(c).
     Section 4.2 Termination of Status of a Manager. The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days’ prior written notice to the other Managers, unless the other Managers waive such notice); (iv) shall be removed under Section 4.3 hereof;

(v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; (viii) shall have reached the mandatory age for retirement of a Manager that may from time to time be established by the Board of Managers; or (ix) shall otherwise cease to be a Manager of the Fund under the Delaware Act.
     Section 4.3 Removal of the Managers. Any Manager may be removed with or without cause either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.
     Section 4.4 Transfer of Interests of Members.
     (a) A Member’s Interest or portion thereof may be Transferred only (i) by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Member or (ii) with the consent of the Fund, which may be withheld in its sole discretion.
     (b) The Fund may not consent to a Transfer of an Interest or portion thereof unless: (i) the person to whom such Interest is transferred (or each of such person’s beneficial owners if such a person is a “private investment company” as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the Investment Company Act, or a business development company as defined under the Advisers Act) is a person whom the Fund believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor rule thereto, or is otherwise exempt from such requirements; and (ii) the Fund is provided with a properly completed investor certification in respect of the proposed transferee. The Fund may also require the Member requesting the Transfer to obtain, at the Member’s expense, an opinion of counsel selected by the Board of Managers as to such matters as the Board of Managers may reasonably request.
     (c) Any permitted transferee acquiring an Interest or a portion of an Interest by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of the Member shall be entitled to the allocations and distributions allocable to the Interest or portion thereof so acquired, to tender the Interest or portion thereof for repurchase by the Fund and to Transfer such Interest or portion thereof in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member in accordance with the terms of this Agreement, including, without limitation, Section 2.7 hereof.
     (d) If a Member Transfers an Interest or portion thereof with the approval of the Fund and all of the conditions to such Transfer have been satisfied, the Fund shall as promptly as practicable take all necessary actions so that each transferee or successor to whom such Interest or portion thereof is Transferred is admitted to the Fund as a substituted Member, provided that such transferee shall have executed and delivered either a counterpart of this Agreement or an instrument, in form and substance acceptable to the Fund, that has the legal effect of making the transferee a party to this Agreement. Each transferring Member and transferee agrees to pay all reasonable expenses, including, but not limited to, attorneys’ and accountants’ fees and disbursements, incurred by the Fund in connection with such Transfer. Upon the Transfer to another person or persons of a Member’s entire Interest, such Member shall cease to be a member of the Fund.
     (e) Each transferring Member shall indemnify and hold harmless the Fund, the Board of Managers, the Adviser and each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4, and (ii) any misrepresentation by such Member in connection with any such Transfer.
     Section 4.5 Transfer of Interests in the Incentive Allocation Account. The Adviser (or any Person designated directly or indirectly as a successor in such capacity) may not Transfer its Interest in the Incentive Allocation Account, except to an Affiliate thereof.
     Section 4.6 Repurchase of Interests.
     (a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof acquired from a Member has the right to require the Fund to withdraw, redeem or tender to the Fund for repurchase its Interest or any portion thereof. The Board of Managers may, from time to time and in its sole discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Interests from Members, including the Adviser or its Affiliates, pursuant to written tenders by Members. The Board of Managers, in its sole discretion, will determine the aggregate value of Interests to be repurchased, which may be a percentage of the value of the Fund’s outstanding interests. In determining whether the Fund should offer to repurchase Interests from Members pursuant to written requests and the amount of Interests to be repurchased, the Board of Managers may consider the following factors, among others:
          (i) The liquidity of the Fund’s assets (including, without limitation, fees and costs associated with withdrawing from Portfolio Funds);
          (ii) whether any Members have requested to tender Interests or portions of Interests to the Fund;
          (iii) the working capital and liquidity requirements of the Fund;
          (iv) the relative sizes of the repurchase requests and the Fund;
          (v) the past practice of the Fund in repurchasing Interests;
          (vi) the condition of the securities market and the economy generally, as well as political, national or international developments or current affairs;

          (vii) the anticipated tax consequences of any proposed repurchases of Interests;
          (viii) the Fund’s investment plans;
          (ix) the availability of information as to the value of the Fund’s interests in Portfolio Funds and other investments.
     (b) The Adviser and each of its Affiliates may tender their Interest or a portion thereof as a Member or Organizational Member, as applicable, under Section 4.4(a) hereof, without notice to the other Members.
     (c) If the Board of Managers determines in its sole discretion that the Fund will offer to repurchase Interests, the Board of Managers will provide written notice to Members. Such notice will include: (i) the commencement date of the repurchase offer; (ii) the Expiration Date on which repurchase requests must be received by the Fund; and (iii) other information Members should consider in deciding whether and how to participate in such repurchase opportunity.
     (d) The amount due to any Member whose Interest or portion thereof is repurchased shall, subject to the terms of this Agreement (including, without limitation, Section 4.6(a)), be an amount equal to the value of the Member’s Capital Account (or portion thereof being repurchased) based on the Net Asset Value of the Fund as of the Valuation Date, after reduction for all fees, including any Investment Management Fee or Administration Fee, any Incentive Allocation, any required tax withholding and other liabilities of the Fund to the extent accrued or otherwise attributable to the Interest or portion thereof being repurchased, provided that, subject to applicable law, the Board of Managers may offer to purchase Interests at a discount to the Net Asset Value (a “Discount Repurchase Offer”). Payment by the Fund to each Member, upon repurchase of such Member’s Interests shall be made in the form of a promissory note (a “Promissory Note”). Such payment shall be made as promptly as practicable following the Expiration Date. Any in-kind distribution of Securities will be valued in accordance with Section 7.4 hereof. The determination of the value of Interests as of the Valuation Date shall be subject to adjustment based upon the results of the annual audit of the Fund’s financial statements for the Fiscal Year in which such Valuation Date occurred. A Member who tenders some but not all of his Interest for repurchase will be required to maintain a minimum Capital Account balance equal to the amount set forth, from time to time, in the Fund’s Form N-2. The Board of Managers may, in its sole discretion, waive this minimum Capital Account balance requirement. The Fund may reduce the amount to be repurchased from a Member in order to maintain a Member’s minimum Capital Account balance.
     (e) Each Promissory Note issued pursuant to clause (d) of this Section 4.6, which shall be non-interest bearing and non-transferable, and shall provide, among other terms determined by the Fund, in its sole discretion, the following payments. The initial payment in respect of the Promissory Note (the “Initial Payment”) shall be in an amount equal to at least 95% of the estimated value of the repurchased Interest or portion thereof, determined as of the Valuation Date. The Initial Payment shall be made on or before the tenth business day after the Repurchase Date, provided that if the Fund, in the sole discretion of the Adviser, has requested withdrawal of capital from any Portfolio Funds in order to fund the repurchase of Interests, such payment may be postponed until a reasonable time after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from Portfolio Funds (the “Portfolio Fund Payment Date”). The second and final payment in respect of a Promissory Note (the “Final Payment”) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Interest or portion thereof, determined as of the Valuation Date based upon the results of the annual audit of the financial statements of the Fund for the Fiscal Year in which the Valuation Date of such repurchase occurred, over (2) the Initial Payment.
     (f) Notwithstanding anything in this Section 4.6 to the contrary, if a Member, after giving effect to the repurchase, would continue to hold at least 5% of the aggregate value of its Units as of the Valuation Date, the Final Payment in respect of such repurchase shall be made on or before the 60th day after the Repurchase Date, provided that if the Fund, in the sole discretion of the Adviser, has requested withdrawals of its capital from any Portfolio Funds in order to fund the repurchase of Interests, such payment may be postponed until 10 business days after the applicable Portfolio Fund Payment Date. Such payment shall be in an amount equal to the excess, if any, of (1) the value of the repurchased Interest or portion thereof, determined as of the Valuation Date, based upon information known to the Fund as of the date of the Final Payment, over (2) the Initial Payment. Notwithstanding anything in this Agreement to the contrary, if, based upon the results of the annual audit of the financial statements of the Fund for the Fiscal Year in which the Valuation Date of such repurchase occurred, it is determined that the value at which the Interest was repurchased was incorrect, the Fund shall, as promptly as practicable after the completion of such audit, decrease such Member’s Capital Account balance by the amount of any overpayment, or increase such Member’s Capital Account balance by the amount of any underpayment, as applicable.
     (g) Notwithstanding anything in this Section 4.6 to the contrary, the Board of Managers shall modify any of the repurchase procedures described in this Section 4.6 if necessary to comply with the regulatory requirements imposed by the Securities Exchange Commission.
     (h) Each Member whose Interest or portion thereof has been accepted for repurchase will continue to be a Member until the Repurchase Date (and thereafter if its Interest is repurchased in part) and may exercise its voting rights with respect to the repurchased Interest or portion thereof until the Repurchase Date. Moreover, the Capital Account maintained in respect of a Member whose Interest or portion thereof has been accepted for repurchase will be adjusted for the Net Profits or Net Losses of the Fund through the Valuation Date, and such Member’s Capital Account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Repurchase Date.
     (i) Upon its acceptance of tendered Interests or portions thereof for repurchase, the Fund shall maintain daily on its books a segregated account consisting of cash, liquid securities or, to the extent applicable, interests in Portfolio Funds that the Master Fund (i) has requested be withdrawn or (ii) is in the process of liquidating, (or any combination of them) in an amount equal to the aggregate estimated unpaid dollar amount of the Promissory Notes issued to Members tendering Interests or portions thereof.

     (j) Notwithstanding anything in this Section 4.6 to the contrary, the Fund may suspend, postpone or terminate a repurchase offer upon the determination of a majority of the Board of Managers (including a majority of Independent Managers) that such suspension, postponement or termination is advisable for the Fund and its Members, including, without limitation, the existence of circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments or to determine the Net Asset Value or other unusual circumstances.
     (k) Partial Interests of a Member tendered for repurchase will be treated as having been repurchased on a “first in-first out” basis (i.e., the portion of the Interest repurchased will be deemed to have been taken from the earliest Capital Contribution made by such Member (adjusted for subsequent Net Profits and Net Losses) until that Capital Contribution is decreased to zero, and then from each subsequent Capital Contribution made by such Member (adjusted for subsequent Net Profits and Net Losses)).
     Section 4.7 Mandatory Redemption. The Fund may effect a mandatory redemption at Net Asset Value of an Interest of a Member or portion thereof, or any person acquiring an Interest from or through a Member, in the event that the Board of Managers determines or has reason to believe, each in its sole discretion, that:
     (a) all or a portion of its Interest has been transferred to, or has vested in, any person, by operation of law as described in Section 4.4(a)(i) hereof;
     (b) ownership of the Interest by such Member or other person will cause the Fund to be in violation of, or subject the Fund or the Adviser to, additional registration or regulation under the securities, commodities or other laws of the United States or any other jurisdiction;
     (c) continued ownership of the Interest may be harmful or injurious to the business or reputation of the Fund or the Adviser or may subject the Fund, or any Members of the Fund to an undue risk of adverse tax or other fiscal consequences;
     (d) any representation or warranty made by a Member in connection with the acquisition of an Interest was not true when made or has ceased to be true, or the Member has breached any covenant made by it in connection with the acquisition of an Interest;
     (e) it would be in the best interests of the Fund for the Fund to cause a mandatory redemption of such Interest in circumstances where the Board of Managers determines that doing so is in the best interests of the Fund in a manner as will not discriminate unfairly against any Member; or
     (f) The Fund may effect a mandatory redemption of an Interest held by an investment vehicle that is managed or sponsored by the Adviser or an Affiliate thereof (a “Feeder Fund”) (or portion thereof) to the extent that such Feeder Fund is redeeming or has redeemed any interest of an investor in such Feeder Fund (or portion thereof) for reasons that are similar to those set forth in clauses (a) through (e) of this Section 4.7.

ARTICLE V
CAPITAL
     Section 5.1 Contributions to Capital.
     (a) The minimum initial contribution of each Member (other than the Organizational Member or Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a Capital Contribution. The Managers shall not be entitled to make Capital Contributions as Managers of the Fund, but may make Capital Contributions as Members. The Adviser and its Affiliates may make Capital Contributions as Members.
     (b) Members may make additional Capital Contributions, effective as of such times as the Board of Managers in its sole discretion, may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement. The minimum additional Capital Contribution of each Member (other than the Adviser and its Affiliates) shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. No Member shall be obligated to make any additional Capital Contribution except to the extent otherwise provided in this Agreement.
     (c) Except as otherwise permitted by the Board of Managers, (i) initial and any additional Capital Contributions by any Member shall be payable in cash, and (ii) initial and any additional Capital Contributions in cash shall be payable in one installment in readily available funds prior to the date of the proposed acceptance of the Capital Contribution.
     Section 5.2 Rights of Members to Capital. No Member shall be entitled to interest on his or its Capital Contribution to the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member’s Interest pursuant to Section 4.6 hereof or Section 4.7 hereof, or (ii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof. No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.
     Section 5.3 Capital Accounts.
     (a) The Fund shall maintain a separate Capital Account on its books for each Member.
     (b) Each Member’s Capital Account shall have an opening balance equal to the Member’s initial contribution to the capital of the Fund.
     (c) Each Member’s Capital Account shall be (i) increased by the amount of any additional Capital Contributions by such Member, (ii) decreased for any payments upon repurchase or in redemption of such Member’s Interest or any distributions in respect of such

Member, and (iii) increased or decreased by such Member’s allocable share of the Net Profits or Net Losses of the Fund for each Accounting Period.
     (d) Each Member’s Capital Account shall be decreased for any Incentive Allocation debited against the Member’s Capital Account pursuant to Section 5.7(a) hereof.
     (e) The Fund shall maintain an Incentive Allocation Account for the Adviser solely for the purpose of being credited the Incentive Allocations pursuant to Section 5.7 hereof. The Incentive Allocation Account shall have an initial balance of zero.
     (f) If requested by a Member, the Fund may elect, in its sole discretion, to establish and maintain multiple Capital Accounts in respect of an investment in the Fund by such Member. In such case, Capital Contributions, distributions, redemptions and allocations of Net Profits and Net Losses shall be determined separately for each such Capital Account as if it were held by a separate Member and each such separate Capital Account will be treated as a Capital Account for all purposes pursuant to this Limited Liability Company Agreement.
     Section 5.4 Allocation of Net Profit and Loss. Net Profits or Net Losses for each Accounting Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages as of the start of such Accounting Period.
     Section 5.5 Allocation of Certain Withholding Taxes and Other Expenditures.
     (a) Withholding taxes or other tax obligations incurred by the Fund, directly or indirectly, that are attributable to any Member, as determined by the Board of Managers, shall be debited against the Capital Account of such Member as of the close of the Accounting Period during which the Fund pays or incurs such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Interest shall pay upon demand to the Fund, as a Capital Contribution to the Fund, the amount of such excess. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided that in the event that the Fund determines that a Member is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Member, assist such Member in applying for such refund.
     (b) Except as otherwise provided for in this Agreement and unless prohibited by the Investment Company Act, any material expenditures payable by the Fund, directly or indirectly, and any other Fund items, to the extent paid or incurred or withheld, directly or indirectly, on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, as determined by the Board of Managers, shall be charged to only those Members on whose behalf such expenditures or items are paid or incurred or whose particular circumstances gave rise to such expenditures or items. Such charges or items shall be debited from the Capital Accounts of the applicable Members as of the close of the Accounting Period during which any such items were paid or accrued by the Fund.

     Section 5.6 Reserves.
     (a) Appropriate reserves may be created, accrued and charged against the Net Asset Value and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Fund or the Board of Managers, such reserves to be in the amounts which the Board of Managers, in its sole discretion deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease instead shall be charged or credited to those Members who, as determined by the Board of Managers, in its sole discretion, were Members at the time of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.
     (b) To the extent permitted under applicable law, if at any time an amount is paid or received by the Fund (other than Capital Contributions, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund’s accounting practices, be treated as applicable to one or more prior Accounting Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Accounting Period or Periods.
     (c) To the extent permitted by applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member’s Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

     Section 5.7 Incentive Allocation.
     (a) So long as the Adviser or an Affiliate thereof serves as the investment adviser of the Fund pursuant to the Investment Management Agreement, the Adviser, or a designated affiliate, will be entitled to receive the Incentive Allocation that shall be debited to the Capital Account of each Member as of the last day of each Allocation Period with respect to such Member.
     (b) The Allocation Period with respect to a Member whose Interest in the Fund is repurchased or is transferred in part shall be treated as ending only with respect to the portion of the Interest so repurchased or transferred, and only the Net Profits of the Fund, if any, and the balance of the Loss Recovery Account attributable to the portion of the Interest being repurchased or transferred (based on the Member’s Capital Account amount being so repurchased or transferred) will be taken into account in determining the Incentive Allocation for the Allocation Period then ending, and the Member’s Loss Recovery Account shall not be adjusted for such Member’s allocable share of the Net Losses of the Fund, if any, for the Allocation Period then ending that are attributable to the portion of the Interest so repurchased or transferred.
     (c) After the close of an Allocation Period with respect to a Member, and subject to certain limitations, the Adviser or an Affiliate thereof may withdraw up to 100% of the Incentive Allocation (computed on the basis of unaudited data) that was credited to the Incentive Allocation Account and debited from such Member’s Capital Account with respect to such Allocation Period. The Fund will distribute any balance in the Incentive Allocation Account, subject to audit adjustments, as promptly as practicable after the completion of the audit of the Fund’s books. As promptly as practicable after the completion of the audit of the books of the Fund for the year in which allocations to the Incentive Allocation Account are made, the Fund shall allocate to the Incentive Allocation Account any additional amount of Incentive Allocation determined to be owed to the Adviser based on such audit, and the Adviser shall remit to the Fund any excess amount of Incentive Allocation determined to be owed to the Fund. The Fund will credit any such amounts received to the Members’ Capital Accounts, as applicable.
     Section 5.8 Tax Allocations. For each taxable year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior taxable years (or relevant portions thereof). Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations.
     If, during or immediately following the end of a taxable year, any Member withdraws from the Fund pursuant to Article IV or Article VI hereof, or the Adviser withdraws any amount from its Incentive Allocation Account, and the Member would (absent this sentence) recognize gain or loss under Section 731 of the Code as a result of such withdrawal, the Board of Managers may, in its sole discretion, elect to specially allocate to such Member, for U.S. federal income tax purposes, any income and gain or loss and deduction (including short-term capital gain or loss) recognized by the Fund during such taxable year, through and including the date of withdrawal, in an amount up to that amount of income and gain or loss and deduction which if so allocated would avoid the Member recognizing gain on the withdrawal under Section 731 of the Code (ignoring for this purpose, if the Board of Managers determines to do so in its sole discretion, any adjustments that have been made to the tax basis of the withdrawing Member’s Interest as a result of any transfers or assignment of its Interest prior to the withdrawal (other than the original issue of the Interest), including by reason of death). Any such election by the Board of Managers shall, to the extent reasonably practicable as determined by the Board of Managers in its sole discretion, be applied on an equitable basis to all Members withdrawing their Interests in full during or as of the end of such taxable year
     Section 5.9 Distributions.
     (a) The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members’ Investment Percentages. Notwithstanding anything to the contrary in this Agreement, a Member may be compelled to accept a distribution of any asset in kind from the Fund despite the fact that the percentage of the value of the asset distributed to the Member exceeds the percentage of the value of the asset equal to the Member’s Investment Percentage.
     (b) Notwithstanding anything to the contrary contained herein, none of the Managers or the Members (including the Adviser and its Affiliates), nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their Interest in the Fund if such distribution would violate the Delaware Act or other applicable law.
ARTICLE VI
DISSOLUTION AND LIQUIDATION
     Section 6.1 Dissolution.
     (a) The Fund shall be dissolved upon the occurrence of any of the following events:
     (i) upon the affirmative vote to dissolve the Fund by either (A) a majority of the Managers, or (B) Members holding at least three-quarters (3/4) of the total number of votes eligible to be cast by all Members; or
     (ii) as required by operation of law.
     Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

     Section 6.2 Liquidation of Assets.
     (a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, one or more Managers or the Adviser, acting as liquidator under appointment by the Board of Managers (or, if the Board of Managers does not appoint one or more Managers or the Adviser to act as liquidator or is unable to perform this function, another liquidator elected by Members holding a majority of the total number of votes eligible to cast by all Members), shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Article V hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amounts as the Board of Managers or the liquidator, as applicable, deems appropriate in its sole discretion) shall, subject to the Delaware Act, be distributed in the following manner:
     (i) in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;
     (ii) such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and
     (iii) the Members (including the Adviser) shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts or the Incentive Allocation Account after giving effect to all allocations to be made to such Members’ Capital Accounts or the Incentive Allocation Account for the Accounting Period ending on the date of the distributions under this Section 6.2(a)(iii).
     (b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund, if the Board of Managers or other liquidator determines that such a distribution would be in the interests of the Members in facilitating an orderly liquidation; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.4 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.
     (c) If the Board of Managers determines that it is in the best interest of the Members, the Board of Managers may, in its sole discretion, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of the Fund.
ARTICLE VII
ACCOUNTING, TAX MATTERS AND VALUATIONS
     Section 7.1 Accounting and Reports.

     (a) The Fund shall adopt for tax accounting purposes any accounting method which the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.
     (b) As soon as reasonably practicable after receipt of the necessary information from the Portfolio Funds, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Interest as is necessary for Members to complete federal, state and local income tax or information returns.
     (c) Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall send to each Member a semi-annual report and an annual report (as applicable) containing the information required by the Investment Company Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles (or, if permitted by relevant law and approved by the Board of Managers, in accordance with international financial reporting standards). The Fund may also furnish to each Member such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.
     (d) Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member, including information about the Capital Contribution of a Member, or about the affairs of the Fund. No act of the Fund, Partners Group, or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).
     Section 7.2 Determinations By the Board of Managers.
     (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers (either directly or by the Adviser, to the extent consistent with its administrative functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.
     (b) The Board of Managers may make such adjustments to the computation of Net Profit or Net Loss, the allocation of Net Profit or Net Loss with respect to any Member, or any components (including any items of income, gain, loss or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.
     Section 7.3 Tax Matters.

     (a) The Fund shall prepare and file a federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Fund.
     (b) The Board of Managers shall have the exclusive authority and discretion on behalf of and in the name of the Fund to (i) prepare and file all necessary tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Fund and withhold amounts with respect thereto from funds otherwise distributable to any Member; (ii) make any and all tax elections permitted to be made under the Code, and any applicable state, local or foreign tax law; and (iii) determine the tax treatment of any Fund transaction or item for purposes of completing the Fund’s federal, state, local or foreign tax returns.
     (c) If the Fund is required to withhold taxes on any distribution or payment to, or pay or incur any tax with respect to any income allocable to or otherwise on account of any Member, the Fund may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws.
     (d) The Board of Managers intends to treat any Member whose Interest is repurchased in full as a partner of the Fund for federal income tax purposes until the date of the Final Payment under Section 4.6 hereof or under Section 4.7 hereof, in respect of the repurchased Interest.
     (e) The Board of Managers intends for the Fund to be treated as a partnership for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, neither the Fund nor the Board of Managers shall make an election (i.e., check-the-box) under Treasury Regulation Section 301.7701-3 for the Fund to be classified for federal income tax purposes as an association taxable as a corporation.
     (f) The Organizational Member shall be designated on the Fund’s annual federal information tax return, and have full powers and responsibilities, as the “tax matters partner” of the Fund for purposes of Section 6231(a)(7) of the Code. In the event the Fund shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.
     Section 7.4 Valuation of Assets.
     (a) Except as may be required by the Investment Company Act, the Fund shall calculate its Net Asset Value as of the close of business on the last day of each Accounting Period. Except as may be required by the Investment Company Act, the Managers will value or cause to have valued any Securities or other assets and liabilities of the Fund in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the Investment Company Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.
     (b) The Net Asset Value of the Fund, including the valuation of the investments in Portfolio Funds determined pursuant to this Section 7.4, shall be conclusive and binding on all of the Members and all parties claiming through or under them.
     (c) The following guidelines shall apply for purposes of determining the Net Asset Value of the Fund:
          (i) The amount payable to a Member or former Member whose Interest or portion thereof is repurchased pursuant to Article IV shall be treated as a liability of the Fund, until paid, from (but not prior to) the beginning of the Accounting Period on the Repurchase Date for such Interest.
          (ii) The amount to be received by the Fund on account of any Capital Contributions pursuant to Article II or Article V shall be treated as an asset of the Fund from (but not before) the beginning of the Accounting Period on the effective date of such Capital Contributions.
          (iii) Distributions made pursuant to Section 5.9, other than as of the beginning of an Accounting Period, shall be treated as an advance and as an asset of the Fund, until the beginning of the Accounting Period following the date of distribution.
          (iv) The Incentive Allocation, if any, credited to the Incentive Allocation Account pursuant to Section 5.7 shall be treated as a liability, until distributed, from the beginning of the Accounting Period following the Accounting Period in respect of which the Incentive Allocation was credited to the Incentive Allocation Account.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Amendment of Limited Liability Company Agreement.
     (a) Except as otherwise provided in this Section 8.1, this Agreement shall be amended, in whole or in part, with the approval of a majority of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the Investment Company Act), and, if required by the Investment Company Act, the approval of the Members by such vote as is required by the Investment Company Act.
     (b) Any amendment to this Agreement that would:
     (i) increase the obligation of a Member to make any Capital Contribution;

     (ii) reduce the Capital Account of a Member or the Incentive Allocation Account other than in accordance with Article V hereof; or
     (iii) modify the events causing the dissolution of the Fund, may be made only if (x) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (y) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(ii) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender his or her entire Interest for repurchase by the Fund.
     (c) Without limiting the generality of the foregoing, the power of the Board of Managers to amend this Agreement at any time without the consent of the Members includes, but is not limited to, the power to:
          (i) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;
          (ii) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and
          (iii) amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to be classified for U.S. federal income tax purposes as a partnership that is not a “publicly traded partnership” taxable as a corporation under Section 7704(a) of the Code.
     Section 8.2 Special Power of Attorney.
     (a) Each Member hereby irrevocably makes, constitutes and appoints the Adviser and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:
          (i) any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);
          (ii) any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and
          (iii) all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.
     (b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.
     (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:
          (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Member granting this power-of-attorney, regardless of whether the Fund, the Board of Managers or any liquidator shall have had notice thereof; and
          (ii) shall survive the delivery of a Transfer by a Member of all or any portion of such Member’s Interest, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Member, or upon withdrawal of a Member from the Fund pursuant to a repurchase of Interests or otherwise, this power-of-attorney given by the transferor shall terminate.
     Section 8.3 Notices. Notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund); or, if to the Fund, the Board of Managers, or the Adviser, in writing (either by way of facsimile or registered mail) and sent as follows, or to such other address as the parties may agree from time to time:
If to the Adviser:
Partners Group (USA) Inc.
450 Lexington Avenue, 39th floor
New York, NY 10017
Attention: Executive Office
Re: Notice, Partners Group Private Equity (Master Fund), LLC
Facsimile: (212) 763 4701

Telephone: (212) 763 4700
with a copy to:
Partners Group
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention: Executive Office
Re: Notice, Partners Group Private Equity (Master Fund), LLC
Facsimile: +41 41 768 85 58
Telephone: +41 41 768 85 85
If to the Fund or to the Board of Managers:
Partners Group Private Equity (Master Fund), LLC
c/o James F. Munsell
[Address]
[Address]
Re: Notice, Partners Group Private Equity (Master Fund), LLC
Facsimile: [  ]
Telephone: [  ]
Notices to a Member shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier or other electronic means. Notices to the Fund, the Board of Managers, or Partners Group shall be effective on the close of business on the day upon which it is actually received. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means..
     Section 8.4 Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.
     Section 8.5 Applicability of Investment Company Act and Form N-2. The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the Investment Company Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.

     Section 8.6 Choice of Law; Arbitration.
     (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.
     (b) Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:
          (i) arbitration is final and binding on the parties;
          (ii) the parties are waiving their rights to seek remedies in court, including the right to jury trial;
          (iii) pre-arbitration discovery is generally more limited than and different from court proceedings;
          (iv) the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and
          (v) a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
     (c) All controversies referred in this Section 8.6 shall be determined at the election of the Fund by arbitration before an arbitration panel convened by The Financial Industry Regulatory Authority, to the fullest extent permitted by law. The parties may also select any national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.
     (d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

     Section 8.7 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.
     Section 8.8 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.
     Section 8.9 Merger and Consolidation.
     (a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.
     (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act: (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.
     Section 8.10 Confidentiality.
     (a) A Member may obtain from the Fund, for any purpose reasonably related to the Member’s Interest, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board of Managers (the “Confidential Information”).
     (b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member or any other Confidential Information without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.
     (c) Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members and the Fund also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.
     (d) Notwithstanding anything to the contrary in this Agreement, the Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.
     (e) Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities and tax laws, each Member (and any employee, representative or other agent thereof) shall not disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of an Interest (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Interests (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement, and does not include information relating to the identity of the Fund or its Affiliates. Nothing in this paragraph shall be deemed to require the Fund to disclose to any Member any information that the Fund is permitted or is required to keep confidential in accordance with this Agreement or otherwise.
     Section 8.11 Certification of Non-Foreign Status. Each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board of Managers may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status. Any Member who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.
     Section 8.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).
     Section 8.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that, to the extent permitted by applicable law, the Fund, without the approval of any Member, may enter into written agreements with Members affecting the terms hereof or of any application in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in any such agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.
     Section 8.14 Discretion. Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, to the fullest extent permitted by law, whenever in this Agreement a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.
     Section 8.15 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
     Section 8.16 THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGES 34 AND 35 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10 ON PAGES 35 AND 36.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PARTNERS GROUP (USA) INC.,

By:

Name: Title:
     ADDITIONAL MEMBERS:
     Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

MANAGERS:
     The undersigned hereby acknowledges that it understands and agrees to the provisions of this Agreement pertaining to the obligations of Managers.